EXHIBIT 99.1

Investor Relations

Kurt Svendsen

Director, Investor and Public Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

Toro Board of Directors Elects Renee Peterson as Vice President, Finance

and Chief Financial Officer

BLOOMINGTON, Minn. (July 29, 2011) – The Toro Company (NYSE: TTC) today announced that its board of directors has elected Renee J. Peterson to the offices of vice president, finance and chief financial officer, effective as of August 22, 2011. Peterson will report to Michael J. Hoffman, chairman and chief executive officer, and succeeds Stephen P. Wolfe, who, as previously announced, will be retiring after more than 25 years with the company.

Peterson, 50, joins Toro from Eaton Corporation, a $13.7 billion diversified industrial manufacturer. There she most recently served as vice president, finance and planning for that company’s Truck and Automotive Segments, which had revenues of nearly $4 billion over the past 12 months. She joined Eaton in 2008 as vice president, finance, information technology and business development for the Automotive Segment. Prior to Eaton, Peterson spent 25 years at Honeywell International in various leadership roles ranging from senior financial positions to general management.

“I’m extremely pleased to welcome Renee as Toro’s chief financial officer,” said Hoffman. “Renee’s extensive financial leadership experience in global businesses and proven track record in process improvements and cost controls will serve us well as we drive profitable revenue growth. We are confident in her ability to help expand our global reach, and further strengthen our financial position on our Destination 2014 journey and into the company’s next century.”

Peterson received her master of business administration from the University of Minnesota Carlson School of Management and a bachelor of science degree in accounting from St. Cloud State University in Minnesota.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems. With sales of nearly $1.7 billion in fiscal 2010, Toro’s global presence extends to more than 80 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.toro.com.

More information is available at www.thetorocompany.com.

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